Grupo TMM and KCS Announce Favorable VAT
Decision by Fiscal Court

MEXICO CITY & KANSAS CITY, Mo.—(BUSINESS WIRE)—Jan. 26, 2005—Grupo TMM, S.A. (BMV:TMM A) and (NYSE:TMM) (“TMM”) and Kansas City Southern (NYSE:KSU) (“KCS”) announced that the Mexican Fiscal Court has issued from the bench a favorable decision upholding TFM, S.A. de C.V’s (“TFM”) claim for inflation and interest from 1997 on the value added tax (“VAT”) refund it received from the Mexican Government.

TFM received a VAT refund certificate on January 19, 2004, in the original amount of its claim (approximately 2.1 billion pesos), without any adjustment for accrued inflation or interest. As previously announced on January 6th of this year, TFM received a favorable decision from the Federal Appellate Court instructing the Fiscal Court to enter a new order consistent with the Federal Appellate Court’s decision. The Fiscal Court has now ruled in a manner consistent with the instructions from the Federal Appellate Court.

TFM has not yet been formally notified of the above-described ruling. Once the written decision is received, it will be reviewed and analyzed and a more detailed announcement may be made.
TMM and KCS continue discussions with the Mexican Government aimed at resolving the outstanding disputes between the parties over the value added tax refund and the obligation to purchase the remaining shares of TFM in accordance with the law and applicable agreements.
Headquartered in Mexico City, TMM is a Latin American multimodal transportation company. Through its branch offices and network of subsidiary companies, TMM provides a dynamic combination of ocean and land transportation services. Visit TMM’s web site at http://www.grupotmm.com and TFM’s web site at http://www.tfm.com.mx. Both sites offer Spanish/English language options.

KCS is a transportation holding company that has railroad investments in the United States, Mexico and Panama. Its primary holding in the United States is The Kansas City Southern Railway Company. KCS owns 51% of The Texas Mexican Railway Company, which connects The Kansas City Southern Railway Company and TFM. Headquartered in Kansas City, Missouri, KCS serves customers in the central and south central regions of the United States. KCS’ rail holdings and investments are primary components of a NAFTA Railway system that links the commercial and industrial centers of the United States and Mexico. KCS’ web site is www.kcsi.com.

Included in this press release are certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of TMM’s and KCS’ management as well as on assumptions made. Actual results could differ materially from those included in such forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainty. For additional information relating to such risks and uncertainties, readers are urged to review TMM’s and KCS’ respective filings and submissions with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACT INFORMATION:

GRUPO TMM COMPANY CONTACTS:
Brad Skinner
Investor Relations
011-525-55-629-8725 or 203-247-2420
brad.skinner@tmm.com.mx
KANSAS CITY SOUTHERN CONTACTS:
MEDIA & INVESTORS
William H. Galligan
Assistant Vice President Investor Relations
816-983-1551
william.h.galligan@kcsr.com

Proa/StructurA
Marco Provencio
Media Relations
011-525-55-629-8708 and 011-525-55-442-4948
mp@proa.structura.com.mx

MEXICO
Gabriel Guerra
Media Relations
011-525-55-208-0860
gguerra@gcya.net

AT DRESNER CORPORATE SERVICES:
Kristine Walczak
(General investors, analysts and media)
312-726-3600
kwalczak@dresnerco.com